EXHIBIT 10.55

The Goldman Sachs Group, Inc.

SIGNATURE CARD FOR                                               AWARDS

AND CONSENT TO RECEIVE ELECTRONIC DELIVERY

[IMPORTANT: PLEASE REVIEW, EXECUTE AND RETURN THIS FORM TO:                                                  .

YOU MUST PROPERLY EXECUTE THIS FORM TO ACKNOWLEDGE ACCEPTANCE OF THE TERMS AND CONDITIONS OF

YOUR AWARD(S) AND RELATED MATTERS.]

1. I have received and agree to be bound by The Goldman Sachs Amended and Restated Stock Incentive Plan (2018) (the “SIP”) and the Award Agreement(s) applicable to me in connection with the                                                                       Award(s) (the “Award(s)”) that I have been granted by the Firm (as defined in the SIP). I confirm that I am accepting the Award(s) subject to the terms and conditions contained in the SIP, the Award Agreement(s), and this signature card (the “Signature Card”), including, but not limited to, the requirement that certain disputes be decided through arbitration in New York City and be governed by New York law. For the avoidance of doubt, references to a “share” or “Share” herein mean a share of the common stock of The Goldman Sachs Group, Inc. (“GS Inc.”) and, where applicable, deliveries of cash or other property in lieu thereof.

For the avoidance of doubt, I understand and agree that to be eligible to receive any award under the SIP or any predecessor plan, I must not have engaged in any conduct constituting “Cause” (as defined in the SIP) prior to the grant of the award, and by accepting this Award, I represent and warrant that I have not engaged in any conduct constituting Cause.

As a condition of this grant, I understand that the Award(s) (as well as any other award that the Firm may grant to me under the SIP) is/are subject to governing law provisions as outlined in this Signature Card or in the applicable Award Agreement(s), and, as a condition to receiving such awards, I agree to be bound thereby. As a condition of this grant, I agree to provide upon request an appropriate certification regarding my U.S. tax status on Form W-8BEN, Form W-9, or other appropriate form, and I understand that failure to supply a required form may result in the imposition of backup withholding on certain payments I receive pursuant to this grant.

I irrevocably grant full power and authority to GS Inc. to register in its name, or that of any designee, any and all Restricted Shares (as defined in the applicable Award Agreement), Shares at Risk (as defined in the applicable Award Agreement) or other shares of GS Inc. common stock that have been or may be delivered to me subject to transfer restrictions or forfeiture provisions, and I irrevocably authorize GS Inc., or its designee, to sell, assign or transfer such shares to GS Inc. or such other persons as it may determine in the event of a forfeiture of such shares pursuant to any agreement with GS Inc.

Further, as a condition of this grant, if I am a person who has worked in the United Kingdom at any time during the earnings period relating to any award under the SIP, as determined by the Firm, when requested and as directed by the Firm, I will agree to a Joint Election under s431 ITEPA 2003 of the laws of the United Kingdom for full or partial disapplication of Chapter 2 Income Tax (Earnings and Pension) Act 2003 under the laws of the United Kingdom and will sign and return such election in respect of all future deliveries of Shares underlying the Award(s) and any previous grants made to me under the SIP and understand that the Firm intends to meet its delivery obligations in Shares with respect to my Award(s), except as may be prohibited by law or described in the accompanying Award Agreement(s) or supplementary materials.

If I have worked in Switzerland at any time during the earnings period relating to the Award(s) granted to me as determined by the Firm, (i) I acknowledge that my Award(s) are subject to tax in accordance with the rulings and method of calculation of taxable values to be agreed by the Firm with the Federal and/or Zurich/Geneva cantonal/communal tax authorities or as otherwise directed by the Firm, and (ii) I hereby agree to be bound by any rulings agreed by the Firm in respect of any Award(s), which is expected to result in taxation at the time of delivery of Shares, and (iii) I undertake to declare and make a full and accurate income tax declaration in respect of my Award(s) in accordance with the above ruling or as directed by the Firm.

2. I have read and understand the Firm’s “Notice Periods for Recipients of Year-End Equity-Based Awards” policy (the “Notice Policy”) available on GSWeb > My HCM Policies link under the Policies tab > Leaving the Firm link under Career and Performance or as otherwise provided to me, pursuant to which I am required to provide certain specified advance notice of my intent to leave employment with the Firm. I understand that the Notice Policy will also apply with respect to my One-Time Awards (with the references to “Year-End” deemed to be references to “One-Time” in this context). By executing this form, I am agreeing to be bound by the Notice Policy as in effect from time to time and, where applicable, am agreeing to a permanent change in the terms and conditions of my employment. I agree to this change in consideration of my continued employment with the Firm and the Firm’s offer of the Award(s). I understand that the Notice Policy requires me, among other things, to provide my employing entity with advance written notice of my intention to leave employment with the Firm as follows:

•	In the Americas: 60 days in advance of my termination date;
•	In Europe, the Middle East, Africa and India: 90 days in advance of my termination date; and

•	In Japan and Asia Ex-Japan (including Australia and New Zealand and excluding India): 90 days in advance of my termination date if I am a Vice President or an Executive Director; 60 days in advance of my termination date in all other cases.

If, under local law or my contract of employment (for example, a Managing Director Agreement), I have a notice requirement that is longer than those specified above, I understand that the longer notice period will apply. I also understand that if my employment is subject to a probation period, the Notice Policy applies only if notice of termination is given after the probation period has ended.

I understand that if I fail to comply in any respect with the Notice Policy, I will have failed to meet an obligation I have under an agreement with the Firm, as a result of which the Firm may have certain legal and equitable rights and remedies, including, without limitation, forfeiture of the Award(s) and any other awards granted to me under the SIP. The Firm may forfeit such Award(s) for violation of the Notice Policy irrespective of whether this agreement constitutes a legally recognized permanent change to my terms and conditions of employment, and irrespective of whether applicable law permits me to make a payment in lieu of notice. In addition, the Firm may seek an order or injunction from a court or arbitration panel to stop a breach and may also seek other permissible remedies. The Firm may hold me personally liable for any damages it suffers as a result of the breach.

This agreement concerning my notice period is being made for and on behalf of my Goldman Sachs employing entity, and implementation of the Notice Policy does not create an employment relationship between me and GS Inc.

3. I have read and understand the Firm’s hedging and pledging policies (including, without limitation, the “Firmwide Policy with Respect to Personal Transactions Involving GS Securities and GS Equity Awards”), and agree to be bound by them (with respect to the Award(s) and any prior awards under the SIP), both during and following my employment with the Firm.

4. As a condition to this grant, I agree to open and activate any brokerage, trust, sub-trust, custody or similar account (an “Account”), as required or approved by the Firm in its sole discretion. I agree to access, review, execute and be bound by any agreements that govern any such Account, including any provisions that provide for the applicable restrictions on transfers, pledges and withdrawals of Shares, permitting the Firm to monitor any such Account, and the limitations on the liability of the party (which may not be affiliated with the Firm) providing the Account and the Firm. I understand and agree that the Firm may direct the transfer of securities, cash or other assets in my Account to the Firm in connection with any indebtedness or any other obligation that I have to the Firm, as determined by the Firm in its sole discretion, however such obligation may have arisen. I also agree to open an Account with any other custodian, broker, trustee, transfer agent or similar party selected by the Firm, if the Firm, in its sole discretion, requires me to open an account with such custodian, broker, trustee, transfer agent or similar party as a condition to delivery of Shares underlying the Award(s).

5. If the Firm advanced or loaned me funds to pay certain taxes (including income taxes and Social Security, or similar contributions) in connection with the Award(s) (or does so in the future), and if I have not signed a separate loan agreement governing repayment, I authorize the Firm to withhold from my compensation any amounts required to reimburse it for any such advance or loan to the extent permitted by applicable law.

I understand and agree that, if I leave the Firm, I am required immediately to repay any outstanding amount. I further understand and agree that the Firm has the right to offset, to the extent permitted by the Award Agreement and applicable law (including Section 409A of the U.S. Internal Revenue Code of 1986, as amended, which limits the Firm’s ability to offset in the case of United States taxpayers under certain circumstances), any outstanding amounts that I then owe the Firm against its delivery obligations under the Award(s), against any obligations to remove restrictions and/or other terms and conditions in respect of any Restricted Shares or Shares at Risk (each as defined in the applicable Award Agreement) or against any other amounts the Firm then owes me, including payments of dividends or dividend equivalent payments. I understand that the delivery of Shares pursuant to the Award(s) is conditioned on my satisfaction of any applicable taxes or Social Security contributions (collectively referred to as “tax” or “taxes” for purposes of the SIP and all related documents) in accordance with the SIP. To the extent permitted by applicable law, the Firm, in its sole discretion, may require me to provide amounts equal to all or a portion of any Federal, State, local, foreign or other tax obligations imposed on me or the

Firm in connection with the grant, vesting or delivery of the Award(s) by requiring me to choose between remitting such amount (i) in cash (or through payroll deduction or otherwise), (ii) in the form of proceeds from the Firm’s executing a sale of Shares delivered to me pursuant to the Award(s) or (iii) as otherwise permitted in the Award Agreement(s). However, in no event shall any such choice determine, or give me any discretion to affect, the timing of the delivery of Shares or payment of tax obligations.

6. In connection with any Award Agreement or other interest I may receive in the SIP or any Shares that I may receive in connection with the Award(s) or any award I have previously received or may receive, or in connection with any amendment or variation thereof or any documents listed in paragraph 7, I hereby consent to (a) the acceptance by me of the Award(s) electronically, (b) the giving of instructions in electronic form whether by me or the Firm, and (c) the receipt in electronic form at my email address maintained at Goldman Sachs or via Goldman Sachs’ intranet site (or, if I am no longer employed by the Firm, at such other email address as I may specify, or via such other electronic means as the Firm and I may agree) all notices and information that the Firm is required by law to send to me in connection therewith including, without limitation, any document (or part thereof) constituting part of a prospectus covering securities that have been registered under the U.S. Securities Act of 1933, the information contained in any such document and any information required to be delivered to me under Rule 428 of the U.S. Securities Act of 1933, including, for example, the annual report to security holders or the annual report on Form 10-K of GS Inc. for its latest fiscal year, and that all prior elections that I may have made relating to the delivery of any such document in physical form are hereby revoked and superseded. I agree to check Goldman Sachs’ intranet site (or, if I am no longer employed by the Firm, such other electronic site as notified to me by the Firm) periodically as I deem appropriate for any new notices or information concerning the SIP. I understand that I am not required to consent to the receipt of such documents in electronic form in order to receive the Award(s) and that I may decline to receive such documents in electronic form by contacting                                                             , which will provide me with hard copies of such documents upon request. I also understand that this consent is voluntary and may be revoked at any time on three business days’ written notice.

7. I hereby acknowledge that I have received in electronic form in accordance with my consent in paragraph 6 the following documents:

•	The Goldman Sachs Amended and Restated Stock Incentive Plan (2018);

•	Summary of The Goldman Sachs Amended and Restated Stock Incentive Plan (2018);

•	The annual report on Form 10-K for The Goldman Sachs Group, Inc. for the fiscal year ended ;

•	The Award Agreement(s); and

•	Summaries of the Award(s) (“Award Summary”).

8. I expressly authorize any appropriate representative of the Firm to make any notifications, filings or remittances of funds that may be required in connection with the SIP or otherwise on my behalf. Further, if I am an employee who is resident in South Africa at a relevant time, by accepting my Award(s), I expressly authorize any appropriate representative of the Firm to make any required notification on my behalf to the Financial Surveillance Department of the South African Reserve Bank (or its authorized dealer) in relation to my participation in the SIP and to any acquisition of Shares for no consideration under the SIP or other similar filing that may otherwise be required in South Africa. I acknowledge that any such authorization is effective from the date of acceptance of my Award(s) until such time as I expressly revoke the authorization by written notice to any appropriate representative of the Firm. I understand that this authorization does not create any obligation on the Firm to deal with any such notifications, filings or remittances of funds that I may be required to make in connection with the SIP and I accept full responsibility in this regard.

9. The granting of the Award(s), the delivery of the underlying Shares and any subsequent dividends or dividend equivalent payments, and the receipt of any proceeds in connection with the Award(s) may result in legal or regulatory requirements in some jurisdictions. I understand and agree that it is my responsibility to ensure that I comply with any legal or regulatory requirements in respect of the Award(s).

10. I confirm that I have filed all tax returns that I am required to file and paid all taxes I am required to pay with respect to awards previously granted to me by the Firm, and I agree, with respect to both the Award(s) as well as awards previously granted to me by the Firm, to file all tax returns I am required to file in connection with the Award(s) and any sales of any Shares or other property delivered pursuant to the Award(s) and to pay all taxes I am required to pay.

11. The goodwill associated with the relationships between the Firm and its clients and prospective clients is a valuable asset of the Firm that is built and preserved through the combined services and efforts of the Firm and all of its personnel. The Firm provides its employees with a unique platform of financial products and services, confidential and proprietary information, professional training, access to specialized expertise, research, analytical, operational, and business development support, travel and entertainment expenses and other valuable resources to build and enhance the goodwill associated with the relationships between the Firm and its clients, as well as to foster and establish such relationships with prospective clients. Accordingly, I acknowledge and agree that (i) because the Firm contributes valuable resources to build and enhance client relationships, including those for which I provide services, it has a legitimate and essential business interest in protecting the goodwill associated with those relationships; (ii) by my continued employment, I confirm that I have assigned and will assign to the Firm all goodwill I have developed or will develop with persons or entities with whom I interact while at the Firm and/or who are or will become clients or prospective clients of the Firm in connection with my employment with the Firm, even if I did business with such persons or entities prior to joining the Firm; and (iii) while at the Firm I do not have and will not acquire any property, proprietary, contractual or other legal right or interest whatsoever in or to any client or prospective client with whom I interact or conduct business while employed by the Firm or (except to the extent otherwise provided in a written agreement between the Firm and me that governs my compensation) to any current or prospective revenues associated with such client or prospective client (all such interests being referred to herein as “Intangible Interests”). For the avoidance of doubt, I am hereby assigning all Intangible Interests to the Firm. I acknowledge and agree that my compensation during the term of my employment with the Firm is adequate financial consideration in this regard, and that no further consideration is necessary (including in respect of obligations applicable to me after my employment with the Firm has ended).

12. I understand and agree that the terms of any award granted to me under the SIP or any predecessor plan that provide for accelerated vesting, delivery or transferability as a result of Conflicted Employment (as defined in the applicable Award Agreement) may be limited to the extent prohibited by applicable law or regulation.

Data Collection, Processing and Transfers:

Grantees residing outside of the European Economic Area (EEA): If I am located outside of the EEA, I consent to the processing of my personal data in accordance with the information set out below.

Grantees residing in the European Economic Area (EEA) or the UK: If I am located in the EEA or the UK, my personal data will be processed in accordance with the information set out below and in the GS HCM—Fair Processing Notice which can be found at http://www.goldmansachs.com/notices/hcm-fpn.html. In the event of any inconsistency the GS HCM – Fair Processing Notice shall prevail over this section.

In connection with the SIP and any other Firm benefit plan (the “Programs”), to the extent permitted under the laws of the applicable jurisdiction, the Firm may collect, process, transfer/transmit (internationally and/or domestically), and use various data that is personal to me, and my data might be deemed sensitive personal data in certain jurisdictions, including but not limited to my name, address, work location, hire date, Social Security or Social Insurance or taxpayer identification number (required for tax purposes), type and amount of SIP or other benefit plan award, citizenship or residency (required for tax purposes) and other similar information reasonably necessary for the administration of such Programs (collectively referred to as “Information”) and provide such Information to its affiliates, Computershare Limited and its affiliates (collectively “Computershare”) and Fidelity Stock Plan Services, LLC, Fidelity Personal Trust Company, FSB and any of their affiliates (collectively “Fidelity”) or any other service provider, whether in the United States or elsewhere, as is reasonably necessary for the administration of the Programs and under the laws of these jurisdictions. In certain circumstances, where required by law, foreign courts, law enforcement agencies or regulatory agencies may be entitled to access the Information. Unless I explicitly authorize otherwise, the Firm, its affiliates and its service providers (through their respective employees in charge of the relevant electronic and manual processing) will collect, process, transfer/transmit (internationally and/or domestically), and use this Information only for purposes of administering the Programs. In the United States and in other countries to which such Information may be transferred for the administration of the Programs, the level of data protection is not equivalent to data protection standards in the member states of the EEA, Switzerland, Canada or certain Canadian provinces or my home country and U.S. public authorities may potentially access such Information. If I am employed in Argentina or Peru, I have also read the text in bold in the respective Argentina and Peru legal notices below (the “Argentina Clause”) in conjunction with this Data Collection, Processing and Transfers section, such text forms part of this section and that in the event of any inconsistency the Argentina Clause or Peru Clause, as applicable, shall prevail over this section. Upon request to                                                                                                       , to the extent required under the laws of the applicable jurisdiction, I may have access to and obtain communication of the Information and may exercise any of my rights in respect of such Information, in each case free of charge, including objecting to the collecting, processing, (international and/or domestic) transfer/transmission, and any use of the Information and requesting that the Information be updated or corrected (if wrong), completed or clarified (if incomplete or equivocal), or erased (if cannot legally be collected or kept). Upon request, to the extent required under the laws of the applicable jurisdiction, Equity Compensation (division of HCM) will also provide me, free of charge, with a list of all the service providers used in connection with the Programs at the time of request. There is no legal obligation for me to provide the Firm with the Information and any Information is provided at my own will and consent. If I refuse to authorize the collecting, processing, use and (international and/or domestic) transfer/transmission of the Information consistent with the above, I may not benefit from the Programs. The collecting, processing, use and (international and/or domestic) transfer/transmission of the Information will be consistent with the above for the period of administration of the Programs. In particular (within the limits described above): (i) the Firm will process data (Firm means GS Inc. and any of its subsidiaries and affiliates); (ii) Fidelity or Computershare will process data; (iii) the Firm’s other service providers will process data; and (iv) data will be transferred to the United States and other countries, as described above for the purposes set forth herein. A list of the Firm’s international offices and countries to which data that is personal to me can be transferred is set forth at http://www2.goldmansachs.com/who-we-are/locations/index.html. The Information may be retained by the aforementioned persons beyond the period of administration of the Programs to the extent permitted under the laws of the applicable jurisdiction.

Other Legal Notices:

By accepting (whether expressly or by implication) any benefit granted to you by the Firm, including without limitation your Award(s), you acknowledge and agree to each of the following:

•	No Public Offer: Awards under the SIP and the Firm’s other compensation and benefit programs are strictly limited to eligible participants and are not intended to constitute a public offer in any jurisdiction, nor intended for registration in any jurisdiction outside of the U.S. You should keep all Award-related documents confidential and you may not reproduce, distribute or otherwise make public any part of such documents without the Firm’s express written consent. If you have received any such documents and you are not the intended recipient, please disregard and destroy them.

•	Transferability: Any provisions permitting transfers to a third party in the Award documents will not apply to you (i) to the extent that the applicability of those provisions would affect the availability of relevant exemptions or tax favorable treatment, or (ii) otherwise in circumstances determined by the Firm in its sole discretion from time to time.

•	Adequate Information: You acknowledge that you (i) have been provided with all relevant information and materials with respect to the Firm’s operations and financial conditions and the terms and conditions of your Award(s), (ii) have read and understood such information and materials, (iii) are fully aware and knowledgeable of the terms and conditions of your Award(s), and (iv) completely and voluntarily agree to the terms and conditions of your Award(s).

•	Independent Advice Recommended: The information provided by the Firm or its service providers in respect of an Award does not take into account the individual circumstances of recipients and does not constitute investment advice. Awards under the SIP involve certain risks and you should exercise caution. The Firm recommends that you consult your own independent legal, financial and tax advisors in all cases, and you acknowledge that you are provided with adequate opportunity to do so.

•	No Employer Involvement: Except to the extent required by applicable law, all Awards are offered, issued and administered by GS Inc., a Delaware corporation, and your employer (if it is not GS Inc.) is not involved in the grant of your Award(s) or any other GS Inc. equity compensation. All documents related to the Awards, including the SIP, the Award Agreement, this Signature Card and the link by which you access these documents, are originated and maintained in the United States.

•	No Effect on Employment-Related Rights: Any compensation you receive (even on a regular and repeated basis) in connection with the SIP is discretionary and does not constitute part of your base or normal salary or wages. It does not affect your rights and obligations under the terms of your employment and it will not be taken into account (except to the extent otherwise required by applicable law) in determining any other employment-related rights you may have, including without limitation rights in relation to severance, redundancy or end-of-service payments, bonuses, long-service awards, pension or retirement benefits. In particular you waive any and all rights to compensation or damages in consequence of the termination of your employment for any reason whatsoever insofar as those rights arise or may arise from your ceasing to have rights under, or be entitled to receive payment in respect of, the SIP as a result of such termination, or from the loss or diminution in value of such rights or entitlements. This waiver applies whether or not such termination amounts to wrongful or unfair dismissal.
•	No Additional Entitlements: The grant of an Award is strictly discretionary and voluntary and neither this Award (even if Award grants are made to you on a regular and repeated basis) nor your employment contract implies any expectation or right in relation to (i) the grant of any Award or similar compensation in the future, (ii) the terms, conditions and amount of any Award or similar compensation that the Firm may decide to grant in the future, or (iii) continued employment in connection with any Award.

•	Translations: The official Award documents (including contracts and communications) are in the English language. You are responsible for ensuring that you fully understand these documents. The English version of the documents will always prevail in the event of any inconsistency with translated or interpreted documents.

•	Severability: If any provision (in whole or in part) of this Signature Card or the other Award documents is to any extent illegal, otherwise invalid, or incapable of being enforced, that provision will be excluded to the extent (only) of such invalidity or unenforceability. All other provisions will remain in full effect and, to the extent possible, the invalid or unenforceable provision will be deemed replaced by a provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable provision.

•	Country-Specific Legal Notices: You have read the country-specific legal notices below that pertain to your place of employment and/or residence (and also the location of your employer, if different), if any, and understand that they apply throughout the term of your Award(s).

[NON-COMPETITION AND NON-SOLICITATION RESTRICTIONS FOR EMPLOYEES PROVIDING SERVICES IN ASIA

In addition to and without limiting any provisions in the SIP or the applicable Award Agreement(s) (including without limitation the Award vesting, delivery, forfeiture, termination or repayment provisions) unless provided otherwise in the Restrictions, if I am providing services to the Firm in Asia or to BGH, in view of my importance to the Firm and/or BGH, I hereby agree to and acknowledge the following:

(a) I hereby agree that the Firm or BGH would likely suffer significant harm if I associate with a Covered Enterprise during my employment and for some period of time after my employment ends. Accordingly, I hereby agree that I will not, without the written consent of the Firm or BGH, during the Restricted Period in the Geographic Area:

(i) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Covered Enterprise; or

(ii) associate (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Covered Enterprise and in connection with such association engage in, or directly or indirectly manage or supervise personnel engaged in, any activity:

A. which is similar or substantially related to any activity in which I was engaged, in whole or in part, at the Firm or BGH,

B. for which I had direct or indirect managerial or supervisory responsibility at the Firm or BGH, or

C. which calls for the application of the same or similar specialized knowledge or skills as those utilized by me in my activities with the Firm or BGH,

each such activity being determined with reference to the one-year period immediately prior to the end of the Asia Service Period, and, in each such case, irrespective of the purpose of the activity or whether the activity is or was in furtherance of advisory, agency, proprietary or fiduciary business of either the Firm or BGH or the Covered Enterprise.

(By way of example only, this provision precludes an “advisory” investment banker from joining a leveraged-buyout firm, a research analyst from becoming a proprietary trader or joining a hedge fund, or an information systems professional from joining a management or other consulting firm and providing information technology consulting services or advice to any Covered Enterprise, in each case without the written consent of the Firm or BGH.)

(b) I hereby agree that during the Restricted Period, I will not, in any manner, directly or indirectly, (1) Solicit a Client to transact business with a Covered Enterprise or to reduce or refrain from doing any business with the Firm or BGH, or (2) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm or BGH and a Client.

(c) I hereby agree that during the Restricted Period, I will not, in any manner, directly or indirectly:

(i) Solicit any Selected Firm Personnel to resign from the Firm or BGH;

(ii) Solicit any Selected Firm Personnel to apply for or accept employment (or other association) with any person or entity other than the Firm; or

(iii) hire or participate in the hiring of any Selected Firm Personnel (whether as an employee, consultant or otherwise) by any person or entity other than the Firm, including, without limitation, participating in the identification of individuals for potential hire, and participating in any hiring decision.

I acknowledge and agree that I will have violated this provision if, during the Restricted Period, any Selected Firm Personnel are Solicited or hired:

(i) by any entity which I form, which bears my name, or in which I possess or control greater than a de minimis equity ownership, voting or profit participation; or

(ii) by any entity where I have, or will have, direct or indirect managerial responsibility for such Selected Firm Personnel.

(d) I acknowledge and agree that these Restrictions form part of my terms and conditions of employment. I also acknowledge and agree that these Restrictions supersede any part of any other agreement (which, for the avoidance of doubt, excludes the SIP and the Award Agreement(s)), written or oral, that I am subject to in respect of the same subject matter unless I am notified in writing to the contrary.

(e) Prior to accepting employment with any other person or entity during the Restricted Period, I will provide any prospective employer with written notice of the Restrictions with a copy containing the prospective employer’s name and contact information delivered simultaneously to the Firm.

(f) I understand that the Restrictions may limit my ability to earn a livelihood in a business similar to the business of the Firm or BGH. I acknowledge that a violation on my part of any of the Restrictions would cause immeasurable and irreparable damage to the Firm or BGH. Accordingly, I agree that the Firm and/or BGH will be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any of the Restrictions in addition to any other remedies it or they may have. In the event that I violate any of the Restrictions, I acknowledge that the Restricted Period shall automatically be extended by the period of time that I was in violation of the said Restriction(s). I also acknowledge that a violation of any of the Restrictions would constitute my failure to meet an obligation I have under an agreement between me and the Firm that was entered into in connection with my employment with the Firm and/or BGH, may be detrimental to the Firm and/or BGH and would constitute “Cause” for purposes of any equity-based awards granted to me by the Firm and/or BGH and will result in my forfeiting such equity-based awards.

(g) If any provision (or part of a provision) of the Restrictions is held by a court of competent jurisdiction to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining such provisions will not be affected thereby; provided, however, that if any of the Restrictions are held by a court of competent jurisdiction to be invalid, illegal or unenforceable because it exceeds the maximum time period such court determines is acceptable to permit such provision to be enforceable, such Restrictions will be deemed to be modified to the minimum extent necessary to modify such time period in order to make such provision enforceable hereunder.

(h) The promises contained in the Restrictions are provided by me for the benefit of each Firm entity and BGH and I acknowledge and agree that each such entity may independently enforce the Restrictions against me. Any benefit that I give or am deemed to have given by virtue of the Restrictions is received jointly and severally by each Firm entity (including, for the avoidance of doubt, any Firm entity to which I provide services from time to time) and BGH.

(i) For the purposes of the Restrictions, GS Inc. enters into the SIP and Award Agreement(s) applicable to me in connection with the Award(s) in its own capacity and as agent for each other Firm entity and BGH. The consideration for the promises in these Restrictions is given to me by GS Inc. on its own behalf and on behalf of each other Firm entity (including, for the avoidance of doubt, any Firm entity to which I provide services from time to time) and BGH.

(j) I acknowledge that the Restrictions set out in this clause are reasonable and necessary for the protection of the legitimate interests of the Firm and/or BGH, and that, having regard to those interests, such restrictions do not impose an unreasonable burden on me.

(k) The Restrictions shall remain in full force and effect and survive the termination of my employment for any reason whatsoever.

(l) If I am subject to the Non-Competition and Non-Solicitation Agreement for Select Employees in the Equities Division, or a Managing Director subject to a Goldman Sachs Group, Inc. Managing Director Agreement, the Restrictions shall not apply to me.

(m) If I am a Private Wealth Management employee subject to an Employee Agreement Regarding Confidential and Proprietary Information and Materials and Non-Solicitation, I will be subject to the restrictions contained in clause (a) of the Restrictions but will not be subject to the restrictions contained in clauses (b) and (c) of the Restrictions. Nothing in the Restrictions will affect the operation of the Employee Agreement Regarding Confidential and Proprietary Information and Materials and Non-Solicitation.

(n) For the purposes of the Restrictions only, the following terms have the following meanings:

“Asia” means each state and territory in Australia, Brunei, Hong Kong SAR, India, Indonesia, Japan, Korea, Labuan, Macau SAR, Malaysia, Mongolia, New Zealand, Papua New Guinea, the Philippines, the PRC, Singapore, Taiwan, Thailand and Vietnam.

“Asia Service Period” means the period during which I am located in Asia and contracted to provide services to a member of the Firm in Asia or BGH. For the avoidance of doubt, the Asia Service Period does not end when I transfer to another member of the Firm in Asia or BGH.

“BGH” means Beijing Gao Hua Securities Company Limited, its subsidiaries and affiliates, and its or their respective successors.

“Client” means any client or prospective client of the Firm or BGH (i) to whom I provided services at any time during the one year period immediately prior to the end of the Asia Service Period, or (ii) for whom I transacted business or solicited at any time during the one year period immediately prior to the end of the Asia Service Period, or (iii) whose identity became known to me in connection with my employment by the Firm or BGH at any time during the one year period immediately prior to the end of the Asia Service Period.

“Competitive Enterprise” means an existing or planned business enterprise that (i) engages, or may reasonably be expected to engage, in any activity, (ii) owns or controls, or may reasonably be expected to own or control, a significant interest in or (iii) is, or may reasonably be expected to be, owned by, or a significant interest in which is, or may reasonably expected to be, owned or controlled by, any entity that engages in any activity that, in any case, competes or will compete anywhere with any activity in which the Firm or BGH is engaged. The activities covered by this definition include, without limitation, financial services such as investment banking, public or private finance, lending, financial advisory services, private investing (for anyone other than me and members of my family), merchant banking, asset or hedge fund management, insurance or reinsurance underwriting or brokerage, property management, or securities, futures, commodities, energy, derivatives or currency brokerage, sales, lending, custody, clearance, settlement or trading.

“Covered Enterprise” means a Competitive Enterprise and any other existing or planned business enterprise that: (i) offers, holds itself out as offering or reasonably may be expected to offer products or services that are the same as or similar to those offered by the Firm or BGH or that the Firm or BGH reasonably expects to offer (“Firm Products or Services”) or (ii) engages in, holds itself out as engaging in or reasonably may be expected to engage in any other activity that is the same as or similar to any financial activity engaged in by the Firm or BGH or in which the Firm or BGH reasonably expects to engage (“Firm Activities”). For the avoidance of doubt, Firm Activities include any activity that requires the same or similar skills as any financial activity engaged in by the Firm or BGH or in which the Firm or BGH reasonably expects to engage, irrespective of whether any such financial activity is in furtherance of an advisory, agency, proprietary or fiduciary undertaking.

The enterprises covered by this definition include enterprises that offer, hold themselves out as offering or reasonably may be expected to offer Firm Products or Services, or engage in, hold themselves out as engaging in or reasonably may be expected to engage in Firm Activities directly, as well as those that do so indirectly by ownership or control (e.g., by owning, being owned by or by being under common ownership with an enterprise that offers, holds itself out as offering or reasonably may be expected to offer Firm Products or Services or that engages in, holds itself out as engaging in or reasonably may be expected to engage in Firm Activities). The definition of Covered Enterprise includes, solely by way of example, any enterprise that offers, holds itself out as offering or reasonably may be expected to offer any product or service, or engages in, holds itself out as engaging in or reasonably may be expected to engage in any activity, in any case, associated with investment banking; public or private finance; lending; financial advisory services; private investing for anyone other than me or members of my family (including, for the avoidance of doubt, any type of proprietary investing or trading); private wealth management; private banking; consumer or commercial cash management; consumer, digital, or commercial banking; merchant banking; asset, portfolio or hedge fund management; insurance or reinsurance underwriting or brokerage; property management; or securities, futures, commodities, energy, derivatives, currency or digital asset brokerage, sales, lending, custody, clearance, settlement or trading. An enterprise that offers, holds itself out as offering or reasonably may be expected to offer Firm Products or Services, or engages in, holds itself out as engaging in or reasonably may be expected to engage in Firm Activities is a Covered Enterprise, irrespective of whether the enterprise is a customer, client or counterparty of the Firm or BGH or is otherwise associated with the Firm or BGH and, because each of the Firm and BGH is a global enterprise, irrespective of where the Covered Enterprise is physically located.

“Covered Extended Absence” means my absence from active employment for at least 180 days in any 12-month period as a result of my incapacity due to mental or physical illness, as determined by the Firm or BGH (as applicable).

“Effective Date” means (i) if the termination is for cause or Covered Extended Absence, the date on which such termination occurs; or (ii) if I repudiate my employment contract, the date of repudiation as determined by the Firm or BGH (as applicable).

“Firm” means GS Inc., its subsidiaries and affiliates and its and their respective successors.

“Geographic Area” means (i) the jurisdiction in Asia in which I am located as of the date of execution of the Signature Card; and/or (ii) any other jurisdiction in Asia in relation to which I have substantial product and/or geographical market responsibilities in the one year period immediately prior to the end of the Asia Service Period; and/or (iii) any other jurisdiction in Asia in relation to which I have substantial employee managerial responsibilities in the one year period immediately prior to the end of the Asia Service Period; and/or (iv) any other jurisdiction in Asia in relation to which I provided services in the one year period immediately prior to the end of the Asia Service Period.

“PRC” means, for the purpose of the Restrictions, the People’s Republic of China, excluding Hong Kong SAR, Macau SAR and Taiwan.

“Restricted Period” means (i) in the event of the termination of my employment with the Firm in Asia or BGH, the Asia Service Period including any notice period applicable under the Notice Policy or, in the event I repudiate my notice requirement or exercise any statutory right to shorten the notice period or if my employment is terminated without notice or if the Firm elects to shorten the notice period in whole or in part with or without pay in lieu for any period of notice that has been waived or reduced, the Asia Service Period and the period of time equivalent to my notice requirement commencing from the Effective Date; or (ii) in the event of my employment with the Firm in Asia or BGH ending by reason of the transfer of my employment to another member of the Firm outside Asia, the Asia Service Period and the period of time equivalent to my notice requirement commencing from the conclusion of the Asia Service Period; or (iii) in the event of the termination of my secondment to the Firm in Asia or BGH and assignment or transfer of my employment to another member of the Firm outside Asia, the Asia Service Period and the period of time equivalent to my notice requirement commencing from the conclusion of the Asia Service Period.

“Restrictions” means the non-competition and non-solicitation restrictions for employees providing services in Asia as set out in (a) to (o) of this section of the Signature Card.

“Selected Firm Personnel” means any individual who is, or in the three months preceding the conduct prohibited by (c) of this section of the Signature Card was (i) a Firm or BGH employee or consultant with whom I have personally worked with while employed by the Firm; (ii) a Firm or BGH employee or consultant who, at any time during the one-year period immediately prior to the end of the Asia Service Period, worked in the same division in which I worked; or (iii) an Advisory Director, a Managing Director, or a Senior Advisor of the Firm.

“Solicit” means making any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, suggesting, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

(o) Notwithstanding paragraph 1 of this Signature Card, the Restrictions shall be governed by and construed in accordance with the laws of the jurisdiction in which I am located and providing services to the Firm at the date of execution of the Signature Card. If I am located and providing services to the Firm in a state or territory in Australia, the laws of the jurisdiction shall be New South Wales. Notwithstanding paragraph 1, any Firm entity (including, for the avoidance of doubt, any Firm entity to which I provide services from time to time) or BGH may at any time elect to enforce the Restrictions in any competent court of any jurisdiction determined by such entity.]

FOR EMPLOYEES IN THE EEA

You are being offered Award(s) under the SIP in order to provide an additional incentive and to encourage employee share ownership and to increase your interest in GS Inc.’s success. The Award(s) are offered to you by GS Inc. in accordance with the terms of the SIP which are summarized in the Award Summary. Further details on the rights attaching to your Award(s) can be found in the Award Summary. More information about GS Inc. is available at www.gs.com.

The shares subject to the Award(s) are new or existing ordinary shares in GS Inc. and information on the total maximum number of shares which can be offered under the SIP rules can be found in the section entitled Shares Available for Awards in the SIP. The obligation to publish a prospectus does not apply because of Article 1(4)(i) of the EU Prospectus Regulation 2017/1129.

FOR ARGENTINA EMPLOYEES ONLY

Your Award(s) are being offered to you in your capacity as an employee of the Firm and not aimed at the general public. By receiving and accepting your Award(s), you are deemed to (i) acknowledge that the Firm has not made, and will not make, any application to obtain an authorization from the Argentine Securities Exchange Commission (Comisión Nacional de Valores) for the public offering of the underlying shares in Argentina, or otherwise taken any action that would permit a public offering of the underlying shares in Argentina within the meaning of Argentine Capital Markets Law No. 26,831, as amended, supplemented or otherwise modified from time to time (the “CML”) and of the Argentine Securities Exchange Commission General Resolution No. 622/2013, as amended, supplemented or otherwise modified from time to time, and ancillary regulations; (ii) acknowledge that the Argentine Securities Exchange Commission has not approved the offering of the underlying shares nor any document relating to its offering; and (iii) agree that you will not sell or offer to sell any shares acquired upon settlement of your Award(s) in Argentina other than pursuant to transactions that would not qualify as a public offering under Section 2 of the CML.

The Award documents are being delivered to you in your capacity as an employee of the Firm. Accordingly, receipt and acceptance of the Award documents constitute your agreement that the information contained in the Award documents may not (i) be reproduced or used, in whole or in part, for any purpose whatsoever other than as a representation of your holding of shares, or (ii) furnished to or discussed with any person (other than your personal advisors on a confidential basis) without the express written permission of GS Inc.

You acknowledge that the Access to Public Information Agency, as the enforcing authority of Act 25.326, has the power to attend the reports and claims from those who are affected in their rights consequence of non-fulfilment of data protection provisions. (La Agencia de Acceso a la Información Pública, en su carácter de Órgano de Control de la Ley Nº 25.326, tiene la atribución de atender las denuncias y reclamos que interpongan quienes resulten afectados en sus derechos por incumplimiento de las normas vigentes en materia de protección de datos personales.)

Additional data protection information for Argentina employees (which should be read in conjunction with, and forms part of, the Data Collection, Processing and Transfers section above):

You understand that your data may be stored in a database duly registered with the Argentine National Data Protection Agency, under the name and responsibility of GS Inc. or one of its subsidiaries or affiliates.

FOR AUSTRALIA EMPLOYEES ONLY

GS Inc. undertakes that it will, within a reasonable period of you so requesting and at no charge, provide you with a copy of the rules of the SIP. The market price of a share can be accessed at the following link: https://www.nyse.com/index. The Australian dollar equivalent of that market price can be ascertained by applying the prevailing USD/AUD exchange rate published by the Reserve Bank of Australia, which can be accessed at the following link: http://www.rba.gov.au/statistics/frequency/exchange-rates.html.

Any advice given by GS Inc. in connection with the SIP is general advice only. The documentation does not take into account the objectives, financial situation or needs of any particular person. Before acting on the information contained in the documentation, or making a decision to participate, you should consider obtaining your own financial product advice from a person who is licensed by the Australian Securities and Investments Commission (ASIC) to give such advice.

Throughout the period in which you hold a dividend equivalent right you may obtain copies of all information filed by GS Inc. with the U.S. Securities and Exchange Commission (SEC) which is accessible by GS Inc.’s shareholders and the general public (“shareholder information”) by going to the SEC’s website (https://www.sec.gov/) or to the GS Inc. website (www.gs.com), and at http://www.goldmansachs.com/investor-relations/financials/. You should be aware that shareholder information can affect the value of your dividend equivalent rights from time to time.

The actual value you receive in respect of the shares acquired by you will depend on the number of shares you receive, the market value of a share, the value of any dividend and dividend equivalent payments made in respect of a share, and the USD/AUD exchange rate.

There are risks associated with an investment in shares and the value of any shares you receive may be less than the value of those shares today. Some of those risks are specific to GS Inc.’s business activities while others are of a more general nature. For more detail on those risks, please refer to GS Inc.’s most recent annual report. Individually or in combination, those risks may affect the value of shares.

Fidelity Personal Trust Company, FSB (“Trustee”) will hold shares that are the subject of Award(s). Subject to the terms and conditions of the Award(s), any shares, and income gained, held on your behalf may only be dealt with by the Trustee with your direction. You may direct the Trustee on the exercise of any applicable voting rights that you hold in respect of such shares. GS Inc. undertakes that it will, within a reasonable period of you so requesting and at no charge, provide you with a copy of the trust deed.

FOR BRAZIL EMPLOYEES ONLY

The Award(s) referred to in this document and the underlying shares have not been and will not be publicly issued, placed, distributed, offered or negotiated in the Brazilian capital markets and, as a result, will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários). The Award(s) and the underlying Goldman Sachs shares will not be offered or sold in Brazil under any circumstances that constitute a public offering, placement, distribution or negotiation under the Brazilian capital markets regulation.

By accepting the Award(s), you agree and acknowledge that (i) neither your employer nor any person or entity acting on behalf of your employer has provided you with financial advice with respect to your Award(s) or the shares acquired upon settlement of your Award(s); and (ii) your employer does not guarantee a specified level of return on your Award(s) or the registered shares.

According to Brazilian regulations, individuals resident in Brazil must inform the Central Bank of Brazil yearly the amounts of any nature, the assets and rights (including cash and other deposits) held outside of the Brazilian territory. Please consult your own legal counsel on the terms and conditions for presentation of such information.

By accepting the Award(s), you acknowledge that the Firm has provided you with Portuguese translations of the Award Summary, Award Agreement and Signature Card, but that the original English versions of these documents control. (Ao aceitar esta outorga, Você reconhece que a Empresa Ihe disponibilizou a versão em português do Award Summary, do Award Agreement e do Signature Card; porém a versão original em inglês desses documentos prevalecerá.)

FOR CHILE EMPLOYEES ONLY

Neither GS Inc., the SIP nor the shares have been registered in the Registro de Valores (Securities Registry) or in the Registro de Valores Extranjeros (Foreign Securities Registry) of the Comisión para el Mercado Financiero (Chilean Commission for Financial Market or CMF) and they are not subject to the control of the CMF. If such securities are offered within Chile, they will be offered and sold only pursuant to Norma de Carácter, General 336 (General Regulation 336) of the CMF, an exemption to the registration requirements, or in circumstances which do not constitute a public offer of securities in Chile within the meaning of Article 4 of the Chilean Securities Market Law 18,045. As the shares are not registered, the issuer has no obligation under Chilean law to deliver public information regarding the shares in Chile. The shares shall not be subject to public offering in Chile unless they are registered in the Foreign Securities Registry of the CMF. The commencement date of the offer is the date on which these documents were first provided to you via email.

You declare that you read and understand English and the fact that the official plan documents are in the English language does not represent any inconvenience or prejudice to you. If you do not understand their content, please contact your HCM contact in order to obtain a Spanish version.

Ni GS Inc., ni el SIP, ni las Acciones, han sido registradas en el Registro de Valores o Registro de Valores Extranjeros que lleva la Comisión para el Mercado Financiero (CMF) y ninguno de ellos está sujeto a la fiscalización de la CMF. Si dichos valores son ofrecidos dentro de Chile, serán ofrecidos y colocados sólo de acuerdo a la Norma de Carácter General 336 de la CMF, una excepción a la obligación de registro, o en circunstancias que no constituyan una oferta pública de valores en Chile según lo definido por el Artículo 4 de la Ley 18.045 de Mercado de Valores de Chile. Por tratarse de valores no inscritos, el emisor de las Acciones no tiene obligación bajo la ley chilena de entregar en Chile información pública acerca de las Acciones. Las Acciones no pueden ser ofrecidas públicamente en Chile en tanto éstas no se registren en el Registro de Valores Extranjeros de la CMF. Se informa que la fecha de inicio de la presente oferta será aquella en que estos documentos fueron entregados a usted por primera vez vía email.

Usted declara que lee y entiende el idioma inglés, de manera que el hecho de que los documentos oficiales del Plan se encuentran en idioma inglés no representa ningún inconveniente o perjuicio para usted. En caso que usted no entienda el contenido de estos documentos, por favor comuníquese con su encargado de recursos humanos, a fin de obtener una versión en español.

FOR THE PEOPLE’S REPUBLIC OF CHINA EMPLOYEES ONLY

All documentation in relation to the Award(s) is intended for your personal use and in your capacity as an employee of the Firm (and/or its affiliate) and is being given to you solely for the purpose of providing you with information concerning the Award(s) which the Firm may grant to you as an employee of the Firm (and/or its affiliate) in accordance with the terms of the SIP, this documentation and the applicable Award Agreement(s). The grant of the Award(s) has not been and will not be registered with the China Securities Regulatory Commission of the People’s Republic of China pursuant to relevant securities laws and regulations, and the Award(s) may not be offered or sold within the mainland of the People’s Republic of China by means of any of the documentation in relation to the Award(s) through a public offering or in circumstances which require a registration or approval of the China Securities Regulatory Commission of the People’s Republic of China in accordance with the relevant securities laws and regulations.

You agree that notwithstanding anything to the contrary under the SIP or the Award Agreement(s), the Award(s) may be settled in cash in Renminbi or such other currency, payable by your employing entity in the mainland of the People’s Republic of China or such other entity, in each case, as may be determined by the Firm in its sole discretion.

FOR FRANCE EMPLOYEES ONLY

Disclaimer: This document is an advertisement and not a prospectus within the meaning of Regulation (EU) No. 2017/1129 of 14 June 2017 (the “European Prospectus Regulation”). In France, the current Award(s) are offered to fewer than 150 natural persons and are therefore not subject to a prospectus approved by the Autorité des marchés financiers, in accordance with Article 1(4)(b) of the European Prospectus Regulation and with Article L. 411-2, 1° of the French Monetary and Financial Code.

By accepting the Award(s), you acknowledge that the Firm has provided you with French translations of the Award Summary, Award Agreement and Signature Card, but that the original English versions of these documents control.

The provisions of the Award Agreement will apply only in respect of the year to which the Award Agreement relates and will not in any circumstances create any right or entitlement to you for any future fiscal years.

Avertissement : Le présent document constitue une communication à caractère promotionnel et non un prospectus aux termes du Règlement (UE) n° 2017/1129 du 14 juin 2017 (le « Règlement Prospectus Européen »). En France, la présente attribution s’adresse à moins de 150 personnes physiques et ne donne donc pas lieu à l’établissement d’un prospectus soumis à l’approbation de l’Autorité des marchés financiers, conformément à l’article 1(4)(b) du Règlement Prospectus Européen et à l’article L. 411-2, 1° du Code monétaire et financier.

En acceptant cet octroi, vous reconnaissez que la Société vous a transmis une version française de l’Award Summary (Résumé de l’Octroi), l’Award Agreement (Contrat d’Octroi) et de la Signature Card (Carte de Signature), mais que seule la version originale en langue anglaise fait foi.

Les dispositions de l’Accord de prime s’appliquent uniquement à l’année concernée par l’Accord de prime et ne créent en aucune circonstance tous droits ou habilitations s’agissant des années fiscales à venir.

FOR HONG KONG EMPLOYEES ONLY

WARNING:

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to this Award(s). If you are in doubt about any of the contents of this document, you should obtain independent professional advice.

This document has not been, and will not be, registered as a “prospectus” in Hong Kong under the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap 32) nor has it been authorised by the Securities and Futures Commission in Hong Kong pursuant to the Securities and Futures Ordinance (Cap 571) of the Laws of Hong Kong. This document does not constitute an offer or invitation to the public in Hong Kong to acquire any securities nor an advertisement of securities in Hong Kong. This document is distributed on a confidential basis.

By accepting the Award(s), you acknowledge and agree that you will not be permitted to transfer awards to persons who fall outside the definition of ‘qualifying persons’ in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap 32) (i.e., a person who is not a current or former director, employee, officer, consultant of the Firm or a person other than the offeree’s wife, husband, widow, widower, child or step-child under the age of 18 years, or as otherwise defined), even if otherwise permitted under the SIP or any of the related documents.

FOR INDIA EMPLOYEES ONLY

This document does not invite offers from the public for subscription or purchase of the securities of any body corporate under any law for the time being in force in India. The website is not a prospectus under the applicable laws for the time being in force in India. GS Inc. does not intend to market, promote, invite offers for subscription or purchase of the securities of any body corporate by this website. The information provided on this website is for the record only. Any person who subscribes or purchases securities of any body corporate should consult his own investment advisors before making any investments. GS Inc. shall not be liable or responsible for any such investment decision made by any person.

FOR INDONESIA EMPLOYEES ONLY

By accepting the Award(s), you acknowledge that the Firm has provided you with Bahasa Indonesia translations of the Award Summary, Award Agreement and Signature Card, but that the original English versions of these documents control.

Dengan menerima Putusan, Anda menyatakan bahwa Perusahaan telah memberikan Anda terjemahan Bahasa Indonesia dari Ikhtisar Putusan, Perjanjian Putusan dan Perjanjian dengan Tanda Tangan, tapi versi asli dalam Bahasa Inggris dari dokumen-dokumen ini tetap mengendalikan.

FOR ITALY EMPLOYEES ONLY

No person resident or located in Italy other than the original recipient of this document and any other document related to the Award(s) may rely on such documents or their content. The offer of the Award(s) under the SIP (and the delivery of underlying shares) is exempted from prospectus requirements under Italian securities legislation.

Under Italian rules, Italian taxpayers generally must report in their annual tax return the value of any financial instruments held abroad at year-end (such as financial and real estate assets). Please consult your own advisors regarding the terms and conditions of this reporting obligation.

FOR MONACO EMPLOYEES ONLY

If you are a Monégasque national (or if otherwise applicable), by accepting your Award(s), you expressly renounce the jurisdiction of Monaco and notably the application of articles 3.2° and 5bis of the Monégasque Procedural Civil Code in connection with any dispute relating to your Award(s).

If you are a French national (or if otherwise applicable), by accepting your Award(s), you expressly renounce the jurisdiction of France and notably the application of articles 14 and 15 of the French Civil Code in connection with any dispute relating to your Award(s).

FOR NEW ZEALAND EMPLOYEES ONLY

GS Inc. is offering you awards under the SIP in reliance upon clause 8 of Schedule 1 of the Financial Markets Conduct Act 2013 (offers under employee share purchase schemes) (Exclusion). In accordance with the requirements of the Exclusion, the following information has been made available to you:

1.	GS Inc.’s most recent annual report on https://www.goldmansachs.com/investor-relations/financials/current/annual-reports/.

2.	The SIP documentation (which constitutes the current rules of the employee share purchase scheme for the purposes of the Exclusion) on https://hcm.web.gs.com/newaward.

3.	A copy of the Award Agreement on https://hcm.web.gs.com/newaward.

4.	GS Inc.’s most recent published audited and unaudited financial statements on https://www.goldmansachs.com/investor-relations/financials/index.html.

5.	A copy of the auditor’s report on the above financial statements (if any) at https://www.goldmansachs.com/investor-relations/financials/index.html.

You may request copies of the documents listed above free of charge from Head of Securities Compliance – Goldman Sachs Australia Pty Ltd.

Warning

The Award(s) constitute an offer of shares (although the Award may in limited circumstances be settled in cash or other property). The shares give you a stake in the ownership of GS Inc. You may receive a return if dividends are paid.

If GS Inc. runs into financial difficulties and is wound up, you will be paid only after all creditors have been paid. You may lose some or all of your investment.

New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision.

The usual rules do not apply to this offer because it is made under an employee share purchase scheme. As a result, you may not be given all the information usually required. You will also have fewer other legal protections for this investment.

Ask questions, read all documents carefully, and seek independent financial advice before committing yourself.

The shares are quoted on a stock exchange. GS Inc. intends to quote these shares on the New York Stock Exchange (NYSE). This means you may be able to sell them on the NYSE if there are interested buyers. You may get less than you invested. The price will depend on the demand for the shares.

For further information, including the form, dividend payments, vesting, delivery, and transfer restrictions of the Award, please refer to the information provided in the above legend.

FOR PERU EMPLOYEES ONLY

If you are employed in Peru, the following statement is hereby made part of the SIP documents: the shares which may be issued upon settlement of your Award have not been registered with the Public Registry of the Securities Market administered by the Peruvian Securities Market Superintendence (Superintendencia del Mercado de Valores—SMV) and may not be offered or sold publicly in Peru. In addition, the contents of the SIP documents have not been reviewed by any Peruvian regulatory authority.

Additional data protection information for Peru employees (which should be read in conjunction with, and forms part of, the Data Collection, Processing and Transfers section above):

Goldman Sachs Group, Inc., identified by Tax ID Number (EIN) No. 134019460, with registered office at 200 West Street, New York 10282 – United States (hereinafter, “Goldman Sachs”), will use, collect, transfer and store your following personal data for the purpose of accessing the Firm benefit plan (hereinafter, “Program”): name, address, work location, hire date, Social Security or Social Insurance or taxpayer identification number (required for tax purposes), type and amount of SIP or other benefit plan award, citizenship or residency (required for tax purposes). Your personal data is necessary for the execution of the Program, therefore if you express your refusal to provide it, Goldman Sachs will not be able to execute such Program. Your personal data will be stored in a data bank, owned by Goldman Sachs for the time necessary to complete the Program and/or until the fulfillment of legal obligations which are provided by the applicable regulations to Goldman Sachs. Your personal data could be sent to Goldman Sachs affiliates, detailed in https://www.goldmansachs.com/our-firm/locations.html; Computershare Limited and its affiliates (collectively “Computershare”); and Fidelity Stock Plan Services, LLC, Fidelity Personal Trust Company, FSB and any of their affiliates (collectively “Fidelity”); or any other service provider necessary for the administration of the Program, which will be communicated to you by Goldman Sachs. Finally, you may exercise your rights of access, rectification and cancellation through EquityCompensation@ny.email.gs.com.

FOR RUSSIA EMPLOYEES ONLY

None of the information contained in this Signature Card or the documents that you received in electronic form (as listed in this Signature Card) constitutes an advertisement of the Award(s) in Russia and must not be passed on to third parties or otherwise be made publicly available in Russia. The Award(s) have not been and will not be registered in Russia and are not intended for “placement” or “public circulation” in Russia.

You understand and agree that that the Firm may, in its sole discretion or where required by legal or regulatory requirements, grant Awards as cash-settled instruments or settle Awards in cash and that you will not have any rights to the shares underlying your Award(s) (if any). Your Award(s) will remain subject to the terms and conditions contained in the SIP, the Award Agreement(s), and this Signature Card.

FOR SAUDI ARABIA EMPLOYEES ONLY

The Award(s) are offered to you on behalf of Goldman Sachs Saudi Arabia, Commercial Registration Number 1010256672, 25th Floor, Kingdom Tower, Post Office Box 52969, Riyadh 11573, Saudi Arabia. The SIP documents may not be distributed in the Kingdom except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of the SIP documents, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of the SIP documents. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of the SIP documents you should consult an authorized financial adviser.

FOR SINGAPORE EMPLOYEES ONLY

The shares or the Award(s) may not be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than pursuant to, and in accordance with the conditions of, an exemption under any provision of Subdivision (4) of Division 1 of Part XIII of the Securities and Futures Act, Chapter 289 of Singapore.

The Award(s) are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

FOR SPAIN EMPLOYEES ONLY

Please note that the offer of an Award under the SIP does not constitute a public offer in Spain, and therefore it is not subject to registration with the Spanish authorities. The Award(s) are offered to you by GS Inc. in accordance with the terms and conditions set forth in the SIP and the Award Agreement(s). The grantees may be subject to certain reporting obligations for the acquisition or disposal of shares under the SIP, the opening of cash or brokerage bank accounts abroad and the transfer or receipt of funds. Please consult your own advisors regarding these and other legal or tax obligations that may be applicable.

FOR TURKEY EMPLOYEES ONLY

This offer is not a public offering in terms of the Turkish Capital Markets legislation and the information provided herein cannot be construed as a public offering. The grant of the Award(s) should not be construed as a public offering or a private placement and is made to you as an employee of the Firm. You are not obligated to accept your Award(s). Your decision to accept or reject the Award(s) is entirely up to you and will have no impact on your employment or your career, either positive or negative. The grant of your Award(s) does not change or supplement the terms of your employment in any way. The plan documents do not constitute an employee handbook or an employment contract between you and the Firm.

The information set forth in the plan documents is solely for informative reasons and the Firm is not hereby giving you nor purports to be giving you investment or other financial advice. The Firm reserves the right to suspend, change, amend or supplement the terms of the plan documents, in whole or in part, for any reason at any time. If you are in doubt about the merits of the plan documents, you should contact your financial advisor.

FOR UK EMPLOYEES ONLY

This document does not have regard to the specific investment objectives, financial situation and particular needs of any specific person who may receive it. Recipients should seek their own financial advice.

The Award(s) are subject to the terms and conditions set forth in the SIP and the Award Agreement(s). The price of shares and the income from such shares (if any) can fluctuate and may be affected by changes in the exchange rate for U.S. dollars. Past performance will not necessarily be repeated. Levels and bases of taxation may change from time to time. Investors should consult their own tax advisors in order to understand tax consequences. GS Inc. has (and its associates may have) a material interest in the shares and the investments that are the subject of this document.

You are being offered Award(s) under the SIP in order to provide an additional incentive and to encourage employee share ownership and to increase your interest in GS Inc.’s success. The Award(s) are offered to you by GS Inc. in accordance with the terms of the SIP which are summarized in the Award Summary. Further details on the rights attaching to your Award(s) can be found in the Award Summary. More information about GS Inc. is available at www.gs.com.

The shares subject to the Award(s) are new or existing ordinary shares in GS Inc. and information on the total maximum number of shares which can be offered under the SIP rules can be found in the section entitled Shares Available for Awards in the SIP. The obligation to publish a prospectus does not apply because of Article 1(4)(i) of the EU Prospectus Regulation 2017/1129 and/or Section 86(aa) of the UK Financial Services and Markets Act (as amended, supplemented or substituted by any UK legislation enacted in connection with the UK’s exit from the European Union).